SEVERANCE, CONFIDENTIALITY, NON-DISCLOSURE
                              AND RELEASE AGREEMENT


         This Agreement, dated this the 31st day of October, 2001, is between Gary R. Fish, the ("Employee"), and Black Hills Corporation, Inc., a South Dakota corporation, the ("Employer" or "Company"). Effective on or before October 30, 2001 ("Effective Date"), Employee resigns and voluntarily terminates the employment relationship between Employer and Employee.

         Employee shall receive all regular wages, benefits and other compensation due to him by reason of his employment with Employer through the Effective Date. In addition, upon execution of this Agreement, Employer shall provide the following severance compensation or benefits to Employee:

Additional Compensation:

Employee will receive an amount equal to $322,920 under the 2001 Short Term Incentive program. Additionally, for Severance Pay you will receive an amount equal to nine (9) months of regular pay. This amounts to a one-time, lump, gross sum payment of $201,825. The Severance Pay shall be taxable as payroll wages. Employer shall make the usual and customary withholding for federal and state income tax, Social Security and Medicare. Employer shall furnish Employee with tax form W-2 for the Severance Pay.

Defined Benefit Plan (Pension Plan), Defined Contribution Plan (401k), Employee Stock Purchase Plan (ESPP)

Employee will receive information regarding his 401k Plan and the ESPP outlining the options available to him. Employee's resignation, for pension plan purposes, is considered as a vested termination. Since Employee is vested, he is deemed eligible to receive pension benefits pursuant to the plan document and will be credited with fifteen (15) years of service.

Pension Equalization Plan (PEP)

Employee is vested under the PEP plan, and therefore, is entitled to the benefits associated with this plan, including the Pension Restoration Benefit. Attached to this Agreement is a copy of the plan document, which states that the Pension Restoration Benefit shall be payable at like times and manner as the Pension Plan Benefit. Should the Board of Directors amend the PEP for acceleration of plan benefits (not earlier than age 55 with an appropriate discount for early payment of benefits), you will be eligible to receive your benefit under the amended plan. Please note the definition of "earnings" as defined in the PEP document. Payments for unused personal time as well as payments which are directly or indirectly associated with any long term equity-based plan are excluded from the earnings calculation.

Unused Personal Time Hours

Employee shall be compensated for any earned unused personal time hours. This amount will be based upon Employee's current rate of pay. Appropriate taxes will be withheld. Currently Employee has ninety (90) unused personal time hours remaining in this anniversary year.

Payment for this amount will be included as a lump sum in employee's final paycheck. Employee will be provided with an additional one hundred sixty (160) hours of personal time as part of this Agreement. This severance compensation will be paid in a lump sum amount of approximately $20, 700.00.

Health and Welfare Plans

Resignation of employment is considered a qualifying event allowing Employee to continue medical/health insurance coverage (COBRA) for up to 18 months. Employer will provide Employee with the initial six months (November and April 2002) at no cost to Employee. At the end of the six months, Employee will be responsible for payment of the premiums associated with continuation of coverage for the remaining months of eligibility. Employee will be informed of the details regarding continuation of coverage (COBRA) in a separate letter.

Employee will have the opportunity to continue his current coverage under the basic Life Insurance program through an individual life policy. If Employee also participated in the Group Universal Life program, he may elect to continue this coverage as well. The Human Resources Department of Employer will work with Employee to implement any election of continuation coverage.

Disability benefits, benefit days, and any other employment benefits not listed herein shall terminate on the last day worked.

Stock Option Plan

During the course of his employment, Employee received grants of stock options. Employer's Corporate Controller, Roxann Basham, shall provide Employee with all information associated with the termination provisions of this plan. Employee is advised to give immediate attention to the termination provisions of all non-qualified stock options, which are currently vested. The plan provides a 90-day time period to take action on any of the vested options. Employee understands that should no action be taken pursuant to these termination provisions of the plan, any and all vested options will be forfeited.

Employee will receive a cash payment, less taxes, for an amount equal to the following: the stock price as of closing on the date of October 30, 2001, 27.75 less the stock price of $21.8750, times 13,667.

Any and all other options, non-qualified stock options or restricted, which are not vested by Employee's last day of employment will be forfeited according to the provisions of the plan document.

Consulting Services

Effective October 31, 2001, Employee will provide consulting services as requested by the Company related to transition or other matters that may require the Employee's time. Employee will be compensated at an hourly consulting rate of $130.00 per hour for services provided. Payment of bills for consulting services will be coordinated through James Mattern.

Miscellaneous Terms

1. Employee may attend technology training programs offered by DAKSOFT through the end of the year 2001, at no cost.

2. Employee may receive phone support for technology-based questions through the end of the year 2001, at no cost.

3. Employee may have access to the Company's websites to assist in job search activities. This will include:

        a.       CERA website and e-mail literature.
        b.       EEI website and e-mail literature
        c.       CSFB e-mails and related research.

     Information that is determined to be confidential and Company specific will not be released.

4.   Trade  journals and  periodicals  personally  addressed to Employee will be
     provided  until  the  current  subscription   expires.   Employee  will  be
     responsible for collecting these materials from the General Office.

5. Employee will be allowed to download information from the Palm V to disk or another storage source. Information that is confidential or involves Company trade secrets will not be downloaded, copied or retained.

6.   Company will forward personal  electronic mail (e-mails)  addressed to Gary
     R. Fish through the end of the calendar year. No email containing confidential information, Company trade secrets or other information identified in the confidentiality provisions of this Agreement shall be delivered to Employee.

Employee's Obligations

Employee agrees to pay any outstanding balance on any Employer account, ESPP, computer purchase plan, and the like. Employer's Human Resources Department will advise Employee of the payment process.

On or before Employee's final date of employment, all Employer property, including but not limited to records, files, keys, equipment and credit cards need to be returned to the Human Resources Department. Employee shall submit all outstanding Company expenses by his last day of employment along with receipts so they may be processed accordingly.

General Release

In consideration of receiving the severance benefits from Employer, Employee hereby waives, releases and discharges all rights, remedies, claims and causes of action, known or unknown, that he may have against Employer, or any related company, their officers, directors, employees and their respective insurers (collectively referred to as "Employer") for any claim or matter relating to or arising from his employment, or the termination of his employment. This Release includes, but is not limited to any claim, right, remedy or cause of action arising under:

         -    any common law theory;
         - any federal, state or local statute, ordinance or regulation, including any cause of action pertaining to employment or employment discrimination (race, age, color, sex or marital status, religion, national origin or ancestry, or disability);
         -    any tort theory;
         -    any contract theory;
         - any statute, ordinance or regulation authorizing the recovery of attorney's fees, liquidated damages, punitive damages or interest.

ADEA/OWBPA Release

Employee specifically releases and waives all rights, remedies, claims and causes of action, known or unknown, that he may have against Employer for any matter related to his employment and, the termination of that employment under the Age Discrimination and Employment Act of 1967, 28 U.S.C. ss.ss. 621-634
(ADEA). Employee knowingly and voluntarily makes this Severance and Release Agreement. This Severance and Release Agreement does not cover rights, remedies, claims and causes of action that may arise after the date of the execution of this Agreement, although Employee's agreement, if any, to perform future actions, such as terminating employment, remain in effect. This Severance and Release Agreement is not given in exchange for consideration of anything of value to which Employee already is entitled. Employee has been advised in writing to consult with an attorney before executing this Agreement.

As provided by the Older Workers Benefit Protection Act (OWBPA) Employee has been given a reasonable period of time (at least twenty-one (21) days) to consider this Agreement before executing it. Changes, whether material or immaterial to this Agreement, shall not restart the running of the twenty-one
(21) day time period. Employee may execute this Agreement prior to the end of the twenty-one (21) day time period. This Agreement may be revoked by Employee within seven (7) days after execution of this Agreement by Employee. This Agreement shall not become effective or enforceable until the revocation period has expired. The seven (7) day revocation period shall not be shortened by the parties, by agreement or otherwise. If not revoked by Employee, the eighth day after the date of Employee's acceptance will be the Effective Date of this Agreement.

Confidentiality

As further consideration for payment of Severance Pay and benefits, Employee shall hold the terms of this Agreement in the strictest confidence. The terms shall not be disclosed to anyone, except to Employee's spouse and legal and tax advisors, for whom Employee agrees to assume responsibility for any disclosure by them of the terms of this Agreement. Disclosure may be made by Employee if required by subpoena or other request for disclosure. Employee shall give immediate notice to Employer of any subpoena or legal request for information about the terms of this Agreement.

Employee shall not disclose to any person or entity any confidential information and/or trade secrets concerning Employer's (or its subsidiaries' and affiliates') business operations, financial status or condition, strategic plans, personnel, or other matters. Nothing contained in this Agreement shall restrict Employee from working as an employee, officer, consultant or director for any business that competes with Black Hills Corporation.

Non-Disparagement

The parties wish to exhibit mutual respect towards each other, in recognition of a long and appreciated association. Neither party shall defame or disparage the other, its officers or directors, or make negative comments about the other. In all verbal or written communications regarding the other the parties agree to be professional and respectful.

The parties will jointly prepare any press release or public announcement concerning Employee's resignation.

Arbitration

Any dispute over the performance, interpretation, breach or other issue in any way relating to this Agreement shall be determined and resolved by binding arbitration, not litigation. Arbitration shall be governed by the South Dakota Uniform Arbitration Act, or if not addressed in the Act, then by the commercial rules of the American Arbitration Association. Any arbitration proceeding shall be venued in Rapid City, South Dakota. Arbitration may be demanded within one year of the time the claim accrued or the claim shall be forever barred. The arbitrator shall have the power, but not the obligation to award reasonable attorney's fees, costs and disbursements to the prevailing party. The arbitrator's award shall be final and binding and judgment may be entered thereon by any state or federal court sitting in the State of South Dakota.

Miscellaneous Provisions

If any part of this Agreement is determined by a court of last resort to be unlawful, invalid or otherwise unenforceable, the balance of this Agreement shall remain in full force and effect, and the offending provisions shall be deemed amended to the extent necessary to conform to the law.

No purported modification or waiver of any provision of this Agreement shall be binding unless in writing and signed by both parties. This Agreement shall be binding upon, and inure to the benefit of the parties, their heirs, successors, personal representatives and assigns.

This Agreement is made and entered into in the State of South Dakota, and shall in all respects be interpreted, enforced and governed by the laws of this State

RELEASE STATEMENT

By signing this Agreement, Employee acknowledges that he has read this Agreement carefully, had the opportunity to consult with counsel, understands the terms of this Agreement, and voluntarily agrees to them.

         Dated this 31st day of October, 2001.

                                   BLACK HILLS CORPORATION, INC.



                                   By: /s/ James M. Mattern
                                      ----------------------------------------
                                      Name: James M. Mattern
                                      Its:  Senior Vice President



                                   EMPLOYEE


                                      /s/ Gary R. Fish
                                      ---------------------------------------
                                      Name:  Gary R. Fish